Exhibit 99.4

Item 8.  Financial Statements and Supplementary Data

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Citizens Communications Company:

We have audited the accompanying consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Communications Company and subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. As discussed in Note 2(a) to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” as of January 1, 2003.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Citizens Communications Company and subsidiaries internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
March 1, 2006, except as to Note 2(h) and Note 8(a), which are as of November 3, 2006

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
($ in thousands)

ASSETS	2005	2004
Current assets:
Cash and cash equivalents	$268,917	$168,093
Accounts receivable, less allowances of $31,385 and $35,080, respectively	203,070	215,125
Prepaid expenses	27,753	31,052
Other current assets	12,447	17,197
Assets of discontinued operations	162,716	17,443
Total current assets	674,903	448,910
Property, plant and equipment, net	3,058,312	3,194,845
Goodwill, net	1,921,465	1,921,465
Other intangibles, net	558,733	685,111
Investments	15,999	18,854
Other assets	203,323	239,161
Assets of discontinued operations	-	171,553
Total assets	$6,432,735	$6,679,899
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within one year	$227,693	$6,299
Accounts payable	145,662	159,945
Advanced billings	29,245	29,446
Income taxes accrued	5,776	27,446
Other taxes accrued	20,501	18,912
Interest accrued	101,021	82,208
Other current liabilities	70,763	69,307
Liabilities of discontinued operations	46,266	27,021
Total current liabilities	646,927	420,584
Deferred income taxes	325,084	232,766
Other liabilities	423,785	384,018
Liabilities of discontinued operations	-	17,633
Long-term debt	3,995,130	4,262,658
Shareholders' equity:
Common stock, $0.25 par value (600,000,000 authorized shares; 328,168,000 and 339,633,000 outstanding and 343,956,000 and 339,635,000 issued at December 31, 2005 and 2004, respectively)	85,989	84,909
Additional paid-in capital	1,374,610	1,664,627
Accumulated deficit	(85,344)	(287,719)
Accumulated other comprehensive loss, net of tax	(123,242)	(99,569)
Treasury stock	(210,204)	(8)
Total shareholders' equity	1,041,809	1,362,240
Total liabilities and shareholders' equity	$6,432,735	$6,679,899

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 and 2003
($ in thousands, except for per-share amounts)

	2005	2004	2003
Revenue	$2,017,041	$2,022,378	$2,268,561
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	156,822	160,914	323,121
Other operating expenses	751,047	761,150	815,355
Depreciation and amortization	520,204	549,381	572,013
Recovery of telecommunications bankruptcies	-	-	(4,377)
Restructuring and other expenses	-	-	9,687
Loss on impairment	-	-	15,300
Management succession and strategic alternatives expenses (see Note 13)	-	90,632	-
Total operating expenses	1,428,073	1,562,077	1,731,099
Operating income	588,968	460,301	537,462
Investment income	14,340	32,766	8,569
Other income (loss), net	(1,361)	(53,465)	(25,236)
Interest expense	338,735	378,291	407,867
Income from continuing operations before income taxes, dividends on convertible preferred securities and cumulative effect of change in accounting principle	263,212	61,311	112,928
Income tax expense	75,270	4,247	34,839
Income from continuing operations before dividends on convertible preferred securities and cumulative effect of change in accounting principle	187,942	57,064	78,089
Dividends on convertible preferred securities, net of income tax benefit of $(3,853)*	-	-	6,210
Income from continuing operations before cumulative effect of change in accounting principle	187,942	57,064	71,879
Discontinued operations (see Note 8):
Income from discontinued operations	36,844	24,218	82,581
Income tax expense	22,411	9,132	32,377
Income from discontinued operations	14,433	15,086	50,204
Income before cumulative effect of change in accounting principle	202,375	72,150	122,083
Cumulative effect of change in accounting principle, net of tax of $0, $0 and $41,591, respectively	-	-	65,769
Net income available for common shareholders	$202,375	$72,150	$187,852
Basic income per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$0.56	$0.19	$0.26
Income from discontinued operations	0.04	0.05	0.18
Income from cumulative effect of change in accounting principle	-	-	0.23
Net income per common share available for common shareholders	$0.60	$0.24	$0.67
Diluted income per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$0.56	$0.18	$0.25
Income from discontinued operations	0.04	0.05	0.17
Income from cumulative effect of change in accounting principle	-	-	0.22
Net income per common share available for common shareholders	$0.60	$0.23	$0.64

* The consolidation of this item changed effective January 1, 2004 as a result of the application of a newly mandated accounting standard "FIN 46R." See Note 15 for a complete discussion.

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 and 2003
($ in thousands, except for per-share amounts)

	Common Stock		Additional Paid-In	Retained Earnings	Accumulated Other Comprehensive	Treasury Stock		Total Shareholders’
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Shares	Amount	Equity
Balance December 31, 2002	294,080	$73,520	$1,943,406	$(553,033)	$(102,169)	(11,598)	$(189,585)	$1,172,139
Stock plans	1,354	338	9,911	-	-	873	14,450	24,699
Net income	-	-	-	187,852	-	-	-	187,852
Other comprehensive income, net of tax and reclassifications adjustments	-	-	-	-	30,493	-	-	30,493
Balance December 31, 2003	295,434	73,858	1,953,317	(365,181)	(71,676)	(10,725)	(175,135)	1,415,183
Stock plans	4,821	1,206	14,236	-	-	6,407	106,823	122,265
Conversion of EPPICS	10,897	2,724	133,621	-	-	725	11,646	147,991
Conversion of Equity Units	28,483	7,121	396,221	-	-	3,591	56,658	460,000
Dividends on common stock of $2.50 per share	-	-	(832,768)	-	-	-	-	(832,768)
Net income	-	-	-	72,150	-	-	-	72,150
Tax benefit on equity forward contracts	-	-	-	5,312	-	-	-	5,312
Other comprehensive loss, net of tax and reclassifications adjustments	-	-	-	-	(27,893)	-	-	(27,893)
Balance December 31, 2004	339,635	84,909	1,664,627	(287,719)	(99,569)	(2)	(8)	1,362,240
Stock plans	2,096	524	24,039	-	-	2,598	34,689	59,252
Conversion of EPPICS	2,225	556	24,308	-	-	391	5,115	29,979
Dividends on common stock of $1.00 per share	-	-	(338,364)	-	-	-	-	(338,364)
Shares repurchased						(18,775)	(250,000)	(250,000)
Net income	-	-	-	202,375	-	-	-	202,375
Other comprehensive loss, net of tax and reclassifications adjustments	-	-	-	-	(23,673)	-	-	(23,673)
Balance December 31, 2005	343,956	$85,989	$1,374,610	$(85,344)	$(123,242)	(15,788)	$(210,204)	$1,041,809

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 and 2003
($ in thousands, except for per-share amounts)

	2005	2004	2003

Net income	$202,375	$72,150	$187,852
Other comprehensive income (loss), net of tax and reclassifications adjustments*	(23,673)	(27,893)	30,493
Total comprehensive income	$178,702	$44,257	$218,345

* Consists of unrealized holding (losses)/gains of marketable securities, realized gains taken to income as a result of the sale of securities and minimum pension liability (see Note 21).

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 and 2003
($ in thousands)

	2005	2004	2003
Cash flows provided by (used in) operating activities:
Net income	$202,375	$72,150	$187,852
Deduct: Gain on sale of discontinued operations	(1,167)	-	-
Income from discontinued operations	(13,266)	(15,086)	(50,204)
Cumulative effect of change in accounting principle for the adoption of SFAS No. 143	-	-	(65,769)
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization expense	520,204	549,381	572,013
Gain on expiration/settlement of customer advance	(681)	(25,345)	(6,165)
Gain on capital lease termination/restructuring	-	-	(69,512)
Stock based compensation expense	8,427	47,581	8,956
Loss on debt exchange	3,175	-	-
Loss on extinguishment of debt	-	66,480	10,851
Investment gains	(492)	(12,066)	-
Gain on sales of assets	-	1,945	20,492
Loss on impairment	-	-	15,300
Other non-cash adjustments	23,119	31,262	21,539
Deferred taxes	100,636	24,016	74,508
Change in accounts receivable	8,782	6,804	60,732
Change in accounts payable and other liabilities	(32,089)	(62,234)	(91,937)
Change in other current assets	5,313	(3,639)	261
Net cash provided by operating activities	824,336	681,249	688,917
Cash flows provided from (used by) investing activities:
Proceeds from sales of assets, net of selling expenses	24,195	30,959	388,079
Proceeds from sale of discontinued operations	43,565	-	-
Capital expenditures	(259,448)	(263,949)	(274,697)
Securities purchased	-	-	(1,680)
Securities sold	1,112	26,514	-
Other asset (purchased) distributions received	(139)	(28,234)	(62)
Net cash provided from (used by) investing activities	(190,715)	(234,710)	111,640
Cash flows provided from (used by) financing activities:
Repayment of customer advances for construction and contributions in aid of construction	(1,662)	(2,089)	(10,030)
Long-term debt borrowings	-	700,000	-
Debt issuance costs	-	(15,502)	-
Long-term debt payments	(6,299)	(1,202,403)	(528,303)
Premium to retire debt	-	(66,480)	(10,851)
Issuance of common stock	47,550	544,562	13,209
Shares repurchased	(250,000)	-	-
Dividends paid	(338,364)	(832,768)	-
Net cash used by financing activities	(548,775)	(874,680)	(535,975)
Cash flows of discontinued operations
Operating cash flows	27,500	32,294	60,344
Investing cash flows	(11,388)	(14,820)	(5,085)
Financing cash flows	(134)	(11,618)	(125,159)
	15,978	5,856	(69,900)
Increase (decrease) in cash and cash equivalents	100,824	(422,285)	194,682
Cash and cash equivalents at January 1,	168,093	590,378	395,696
Cash and cash equivalents at December 31,	$268,917	$168,093	$590,378
Cash paid during the period for:
Interest	$318,638	$370,128	$418,561
Income taxes (refunds)	$4,711	$(4,901)	$(2,532)
Non-cash investing and financing activities:
Change in fair value of interest rate swaps	$(13,193)	$(6,135)	$(6,057)
Conversion of EPPICS	$29,980	$147,991	$-
Debt-for-debt exchange	$2,171	$-	$-
Investment write-downs	$-	$5,286	$-

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies:

(a)
Description of Business:
Citizens Communications Company and its subsidiaries are referred to as “we,” “us,” the “Company,” or “our” in this report. We are a communications company providing services to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. We offer our ILEC services under the “Frontier” name. In addition, we provide competitive local exchange carrier, or CLEC, services to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, LLC, or ELI, our wholly-owned subsidiary. In February 2006, we entered into a definitive agreement to sell ELI.  This transaction closed on July 31, 2006.

(b)
Principles of Consolidation and Use of Estimates:
Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain reclassifications of balances previously reported have been made to conform to the current presentation. All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions which affect the amounts of assets, liabilities, revenue and expenses we have reported and our disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates. We believe that our critical estimates are depreciation rates, pension assumptions, calculations of impairment amounts, reserves established for receivables, income taxes and contingencies.

	(c)	Cash Equivalents: We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(d)
Revenue Recognition:

Frontier - Revenue is recognized when services are provided or when products are delivered to customers. Revenue that is billed in advance includes: monthly recurring network access services, special access services and monthly recurring local line charges. The unearned portion of this revenue is initially deferred as a component of other liabilities on our consolidated balance sheet and recognized in revenue over the period that the services are provided. Revenue that is billed in arrears includes: non-recurring network access services, switched access services, non-recurring local services and long-distance services. The earned but unbilled portion of this revenue is recognized in revenue in our statement of operations and accrued in accounts receivable in the period that the services are provided. Excise taxes are recognized as a liability when billed. Installation fees and their related direct and incremental costs are initially deferred and recognized as revenue and expense over the average term of a customer relationship. We recognize as current period expense the portion of installation costs that exceeds installation fee revenue.

Electric Lightwave, LLC (ELI) - Revenue is recognized when the services are provided. Revenue from long-term prepaid network services agreements including Indefeasible Rights to Use (IRU), are deferred and recognized on a straight-line basis over the terms of the related agreements. Installation fees and their related direct and incremental costs are initially deferred and recognized as revenue and expense over the average term of a customer relationship. We recognize as current period expense the portion of installation costs that exceeds installation fee revenue.

(e)
Property, Plant and Equipment:
Property, plant and equipment are stated at original cost or fair market value for our acquired properties, including capitalized interest. Maintenance and repairs are charged to operating expenses as incurred. The gross book value of routine property, plant and equipment retired is charged against accumulated depreciation.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(f)
Goodwill and Other Intangibles:
Intangibles represent the excess of purchase price over the fair value of identifiable tangible assets acquired. We undertake studies to determine the fair values of assets and liabilities acquired and allocate purchase prices to assets and liabilities, including property, plant and equipment, goodwill and other identifiable intangibles. We annually (during the fourth quarter) examine the carrying value of our goodwill and trade name to determine whether there are any impairment losses and have determined for the year ended December 31, 2005 that there was no impairment (see Notes 2 and 7). All intangibles at December 31, 2005 are associated with the Frontier segment, which is the reporting unit.

SFAS No. 142 also requires that intangible assets with estimated useful lives be amortized over those lives and be reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” to determine whether any changes to these lives are required. We periodically reassess the useful life of our intangible assets with estimated useful lives to determine whether any changes to those lives are required.

(g)
Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of:
We review long-lived assets to be held and used and long-lived assets to be disposed of, including intangible assets with estimated useful lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of the asset to the future undiscounted net cash flows expected to be generated by the asset. Recoverability of assets held for sale is measured by comparing the carrying amount of the assets to their estimated fair market value. If any assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value (see Note 5).

(h)
Derivative Instruments and Hedging Activities:
We account for derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. SFAS No. 133, as amended, requires that all derivative instruments, such as interest rate swaps, be recognized in the financial statements and measured at fair value regardless of the purpose or intent of holding them.

On the date we enter into a derivative contract that qualifies for hedge accounting, we designate the derivative as either a fair value or cash flow hedge. A hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment is a fair value hedge. A hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability is a cash flow hedge. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking the hedge transaction. This process includes linking all derivatives that are designated as fair-value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we would discontinue hedge accounting prospectively.

All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized in income or shareholders’ equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows.

We have interest rate swap arrangements related to a portion of our fixed rate debt. These hedge strategies satisfy the fair value hedging requirements of SFAS No. 133, as amended. As a result, the fair value of the swaps is carried on the balance sheet in other current assets and the related hedged liabilities are also adjusted to fair value by the same amount.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(i)	Investments:

Marketable Securities We classify our cost method investments at purchase as available-for-sale. We do not maintain a trading portfolio or held-to-maturity securities.

Securities classified as available-for-sale are carried at estimated fair market value. These securities are held for an indefinite period of time, but might be sold in the future as changes in market conditions or economic factors occur. Net aggregate unrealized gains and losses related to such securities, net of taxes, are included as a separate component of shareholders’ equity. Interest, dividends and gains and losses realized on sales of securities are reported in Investment income.

We evaluate our investments periodically to determine whether any decline in fair value, below the cost basis, is other than temporary. To determine whether an impairment is other than temporary, we consider whether we have the ability and intent to hold the investment until a market price recovery and whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee. If we determine that a decline in fair value is other than temporary, the cost basis of the individual investment is written down to fair value, which becomes the new cost basis. The amount of the write-down is transferred from other comprehensive income (loss) and included in the statement of operations as a loss.

Investments in Other Entities
Investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method of accounting.

(j)
Income Taxes and Deferred Income Taxes:
We file a consolidated federal income tax return. We utilize the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recorded for the tax effect of temporary differences between the financial statement basis and the tax basis of assets and liabilities using tax rates expected to be in effect when the temporary differences are expected to reverse.

(k)
Stock Plans:
We have various stock-based compensation plans. Awards under these plans are granted to eligible officers, management, non-management employees and non-employee directors. Awards may be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock or other stock based awards. As permitted by current accounting rules, we apply Accounting Principles Board Opinions (APB) No. 25 and related interpretations in accounting for the employee stock plans resulting in the use of the intrinsic value to value the stock.

SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, we have elected to continue to apply the intrinsic-valued-based method of accounting described above, and have adopted only the disclosure requirements of SFAS No. 123, as amended.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”). SFAS 123R requires that stock-based employee compensation be recorded as a charge to earnings. In April 2005, the Securities and Exchange Commission required the adoption of SFAS No. 123R for annual periods beginning after June 15, 2005. Accordingly, we will adopt SFAS 123R commencing January 1, 2006 and expect to recognize approximately $2,800,000 of expense related to the non-vested portion of previously granted stock options for the year ended December 31, 2006.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

We provide pro forma net income and pro forma net income per common share disclosures for employee and non-employee director stock option grants based on the fair value of the options at the date of grant (see Note 18). For purposes of presenting pro forma information, the fair value of options granted is computed using the Black Scholes option-pricing model.

Had we determined compensation cost based on the fair value at the grant date for the Management Equity Incentive Plan (MEIP), Equity Incentive Plan (EIP) and Directors’ Deferred Fee Equity Plan, our pro forma net income and net income per common share available for common shareholders would have been as follows:

		2005	2004	2003
($ in thousands)

Net income available for common shareholders	As reported	$202,375	$72,150	$187,852
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		5,267	29,381	6,014
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(8,165)	(38,312)	(16,139)
	Pro forma	$199,477	$63,219	$177,727

Net income per common share	As reported:
available for common shareholders	Basic	$0.60	$0.24	$0.67
	Diluted	0.60	0.23	0.64

	Pro forma:
	Basic	$0.59	$0.21	$0.63
	Diluted	0.59	0.20	0.61

In connection with the payment of the special, non-recurring dividend of $2.00 per common share on September 2, 2004, the exercise price and number of all outstanding options was adjusted such that each option had the same value to the holder after the dividend as it had before the dividend. In accordance with FASB Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions Involving Stock Compensation” and EITF 00-23, “Issues Related to the Accounting for Stock Compensation under APB No. 25 and FIN 44,” there is no accounting consequence for changes made to the exercise price and the number of shares of a fixed stock option or award as a direct result of the special, non-recurring dividend.

(l)
Net Income Per Common Share Available for Common Shareholders:
Basic net income per common share is computed using the weighted average number of common shares outstanding during the period being reported on. Except when the effect would be antidilutive, diluted net income per common share reflects the dilutive effect of the assumed exercise of stock options using the treasury stock method at the beginning of the period being reported on as well as common shares that would result from the conversion of convertible debt. In addition, the related interest on debt (net of tax) is added back to income since it would not be paid if the debt was converted to common stock.

(2)	Recent Accounting Literature and Changes in Accounting Principles:

(a)
Accounting for Asset Retirement Obligations
In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” We adopted SFAS No. 143 effective January 1, 2003. As a result of our adoption of SFAS No. 143, we recognized an after tax non-cash gain of approximately $65,769,000. This gain resulted from the elimination of the cumulative cost of removal included in accumulated depreciation and is reflected as a cumulative effect of a change in accounting principle in our statement of operations in 2003, as we have no legal obligation to remove certain of our long-lived assets.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(b)
Stock-Based Compensation
In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. This statement is effective for fiscal years ending after December 15, 2002. We have adopted the expanded disclosure requirements of SFAS No. 148.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R).  SFAS No. 123R requires that stock-based employee compensation be recorded as a charge to earnings. In April 2005, the Securities and Exchange Commission required adoption of SFAS No. 123R for annual periods beginning after June 15, 2005.  Accordingly, we will adopt SFAS 123R commencing January 1, 2006 and expect to recognize approximately $2,800,000 of expense related to the non-vested portion of previously granted stock options for the year ended December 31, 2006.

(c)
Variable Interest Entities
In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) (FIN 46R), “Consolidation of Variable Interest Entities,” which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” which was issued in January 2003. We are required to apply FIN 46R to variable interests in variable interest entities, or VIEs, created after December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. We reviewed all of our investments and determined that the Trust Convertible Preferred Securities (EPPICS), issued by our consolidated wholly-owned subsidiary, Citizens Utilities Trust and the related Citizens Utilities Capital L.P., were our only VIEs. Except as described in Note 15, the adoption of FIN 46R on January 1, 2004 did not have a material impact on our financial position or results of operations

(d)
Investments
In March 2004, the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1), which provides new guidance for assessing impairment losses on debt and equity investments. Additionally, EITF 03-1 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective and were adopted for our year ended December 31, 2004. Although we have no material investments at the present time, we will evaluate the effect, if any, of EITF 03-1 when final guidance is released.

(e)
Exchanges of Productive Assets
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of certain non-monetary assets (except for certain exchanges of products or property held for sale in the ordinary course of business). The Statement requires that non-monetary exchanges be accounted for at the fair value of the assets exchanged, with gains or losses being recognized, if the fair value is determinable within reasonable limits and the transaction has commercial substance. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of the new standard to have a material impact on our financial position, results of operations and cash flows.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(f)
Accounting for Conditional Asset Retirement Obligations
In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB No. 143. FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Although a liability exists for the removal of poles and asbestos, sufficient information is not available currently to estimate our liability, as the range of time over which we may settle these obligations is unknown or cannot be reasonably estimated. The adoption of FIN 47 during the fourth quarter of 2005 had no impact on our financial position or results of operations.

(g)
Accounting Changes and Error Corrections
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 changes the accounting for, and reporting of, a change in accounting principle. SFAS No. 154 requires retrospective application to prior period’s financial statements of voluntary changes in accounting principle, and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

(h)
Partnerships
In June 2005, the FASB issued EITF No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which provides new guidance on how general partners in a limited partnership should determine whether they control a limited partnership. EITF No. 04-5 is effective for fiscal periods beginning after December 15, 2005.

The Company has applied the provisions of EITF No. 04-5 retrospectively and consolidated the Mohave Cellular Limited Partnership (Mohave).  As a result, we have consolidated Mohave for all periods presented.

(3)	Accounts Receivable:
The components of accounts receivable at December 31, 2005 and 2004 are as follows:

($ in thousands)	2005	2004

End user	$210,224	$215,032
Other	24,231	35,173
Less: Allowance for doubtful accounts	(31,385)	(35,080)
Accounts receivable, net	$203,070	$215,125

We maintain an allowance for estimated bad debts based on our estimate of collectibility of our accounts receivable. Bad debt expense, which is recorded as a reduction of revenue, was $12,797,000, $17,657,000 and $19,871,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)	Property, Plant and Equipment:
The components of property, plant and equipment at December 31, 2005 and 2004 are as follows:

	Estimated
($ in thousands)	Useful Lives	2005	2004

Land	N/A	$17,921	$18,654
Buildings and leasehold improvements	30 to 41 years	320,789	319,434
General support	3 to 17 years	411,191	412,431
Central office/electronic circuit equipment	5 to 11 years	2,509,769	2,442,929
Cable and wire	15 to 60 years	3,052,560	2,942,291
Other	5 to 30 years	22,307	18,754
Construction work in progress		98,582	89,853
		6,433,119	6,244,346
Less: accumulated depreciation		(3,374,807)	(3,049,501)
Property, plant and equipment, net		$3,058,312	$3,194,845

Depreciation expense is principally based on the composite group method. Depreciation expense was $393,826,000, $422,861,000 and $445,175,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Effective January 1, 2003, as a result of the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” we ceased recognition of the cost of removal provision in depreciation expense and eliminated the cumulative cost of removal included in accumulated depreciation. Effective with the completion of an independent study of the estimated useful lives of our plant assets we adopted new lives beginning October 1, 2005.

(5)	Losses on Impairment:
During 2005 and 2004, we did not recognize any impairment charges.
During 2003, we recognized non-cash pre-tax impairment losses of $15,300,000 related to our Vermont electric division assets held for sale in accordance with the provisions of SFAS No. 144.
(6)	Dispositions:
Pre-tax gains (losses) in connection with the following transactions were recorded in other income (loss), net:

2005

On February 1, 2005, we sold shares of Prudential Financial, Inc. for approximately $1,112,000 in cash, and we recognized a pre-tax gain of approximately $493,000.

In June 2005, we sold for cash our interests in certain key man life insurance policies on the lives of Leonard Tow, our former Chairman and Chief Executive Officer, and his wife, a former director. The cash surrender value of the policies purchased by Dr. Tow totaled approximately $24,195,000, and we recognized a pre-tax gain of approximately $457,000.

During 2005, we sold shares of Global Crossing Limited for approximately $1,084,000 in cash, and we recognized a pre-tax gain for the same amount.

2004

In October 2004, we sold cable assets in California, Arizona, Indiana, and Wisconsin for approximately $2,263,000 in cash. The pre-tax gain on the sale was $40,000.

During the third quarter of 2004, we sold our corporate aircraft for approximately $15,298,000 in cash. The pre-tax loss on the sale was $1,087,000.

2003

On April 1, 2003, we completed the sale of approximately 11,000 telephone access lines in North Dakota for approximately $25,700,000 in cash. The pre-tax gain on the sale was $2,274,000.

On April 4, 2003, we completed the sale of our wireless partnership interest in Wisconsin for approximately $7,500,000 in cash. The pre-tax gain on the sale was $2,173,000.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(7)	Other Intangibles:
Other intangibles at December 31, 2005 and 2004 are as follows:

($ in thousands)	2005	2004

Customer base - amortizable over 96 months	$994,605	$994,605
Trade name - non-amortizable	122,058	122,058
Other intangibles	1,116,663	1,116,663
Accumulated amortization	(557,930)	(431,552)
Total other intangibles, net	$558,733	$685,111

Amortization expense was $126,378,000, $126,520,000 and $126,838,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense, based on our estimate of useful lives, is estimated to be $126,380,000 per year through 2008 and $57,533,000 in 2009, at which point these assets will have been fully amortized.

(8)	Discontinued Operations:
	(a)	Electric Lightwave

In February 2006, we entered into a definitive agreement to sell ELI, our CLEC business. On July 31, 2006, we completed the sale for $247,074,000 in cash, subject to adjustments under the terms of the agreement. The pre-tax gain on the sale of ELI was $116,791,000. Our after-tax gain was approximately $72,079,000.

In accordance with SFAS No. 144, any component of our business that we dispose of or classify as held for sale that has operations and cash flows clearly distinguishable from operations, and for financial reporting purposes, and that will be eliminated from the ongoing operations, should be classified as discontinued operations. Accordingly, we have classified the results of operations of ELI as discontinued operations in our consolidated statements of operations and have recast prior periods.

We ceased to record depreciation expense effective February 2006.

Summarized financial information for ELI (discontinued operations) is set forth below:

($ in thousands)	For the years ended December 31,
	2005	2004	2003
Revenue	$159,161	$156,030	$165,389
Operating income	$21,480	$16,621	$14,661
Income taxes	$9,070	$6,175	$29,937
Net income	$12,226	$9,855	$45,824

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

($ in thousands)	December 31, 2005	December 31, 2004

Current assets	$24,986	$14,624
Net property, plant and equipment	137,730	150,250
Total assets of discontinued operations	$162,716	$164,874

Current liabilities	$21,605	$26,286
Long term liabilities	24,661	17,633
Total liabilities of discontinued operations	$46,266	$43,919

(b)	Conference Call USA

In February 2005, we entered into a definitive agreement to sell Conference-Call USA, LLC (CCUSA), our conferencing services business. On March 15, 2005, we completed the sale for $43,565,000 in cash, subject to adjustments under the terms of the agreement. The pre-tax gain on the sale of CCUSA was $14,061,000. Our after-tax gain was approximately $1,167,000. The book income taxes recorded upon sale are primarily attributable to a low tax basis in the assets sold.

In accordance with SFAS No. 144, any component of our business that we dispose of or classify as held for sale that has operations and cash flows clearly distinguishable from operations, and for financial reporting purposes, and that will be eliminated from the ongoing operations, should be classified as discontinued operations. Accordingly, we have classified the results of operations of CCUSA as discontinued operations in our consolidated statements of operations and have recast prior periods presented.

The company had no outstanding debt specifically identified with CCUSA and therefore no interest expense was allocated to discontinued operations. In addition, we ceased to record depreciation expense effective February 16, 2005.

Summarized financial information for CCUSA (discontinued operations) is set forth below:

($ in thousands)	For the years ended December 31,
	2005	2004	2003
Revenue	$4,607	$24,558	$20,764
Operating income	$1,489	$8,188	$6,820
Income taxes	$449	$2,957	$2,440
Net income	$1,040	$5,231	$4,380
Gain on disposal of CCUSA, net of tax	$1,167	$-	$-

($ in thousands)	December 31, 2004

Current assets	$2,819
Net property, plant and equipment	2,450
Goodwill	18,853
Total assets of discontinued operations	$24,122

Current liabilities	$735
Total liabilities of discontinued operations	$735

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(c)	Public Utilities
On April 1, 2004, we completed the sale of our Vermont electric distribution operations for approximately $13,992,000 in cash, net of selling expenses. With that transaction, we completed the divestiture of our public utilities services business pursuant to plans announced in 1999. Losses on the sales of our Vermont properties were included in the impairment charges recorded in 2003.

(9)	Investments: The components of investments at December 31, 2005 and 2004 are as follows:

($ in thousands)	2005	2004

Marketable equity securities	$122	$2,336
Equity method investments	15,877	16,518
	$15,999	$18,854

Marketable Securities
As of December 31, 2005 and 2004, we owned 3,059,000 shares of Adelphia Communications Corp. (Adelphia) common stock. As a result of write downs recorded in 2002 and 2001, our “book cost basis” was reduced to zero and subsequent increases and decreases, except for those deemed other than temporary, are included in accumulated other comprehensive income (loss).

During 2004, we sold our investments in D & E Communications, Inc. (D & E) and Hungarian Telephone and Cable Corp. (HTCC) for approximately $13,300,000 and $13,200,000 in cash, respectively. We recorded net realized gains of $12,066,000 in our statement of operations for the sale of these marketable securities.

The following summarizes the adjusted cost, gross unrealized holding gains and losses and fair market value for marketable securities:

($ in thousands)		Unrealized Holding
	Adjusted Cost	Gains	(Losses)	Aggregate Fair Market Value

As of December 31, 2005
Available-for-Sale	$-	$122	$-	$122

As of December 31, 2004
Available-for-Sale	$1,138	$1,198	$-	$2,336

At December 31, 2005 and 2004, we did not have any investments that have been in a continuous unrealized loss position deemed to be temporary for more than 12 months. We determined that market fluctuations during the period are not other than temporary because the severity and duration of the unrealized losses were not significant.

Investments in Other Entities
During 2004, we reclassified our investments accounted for under the equity method from other assets to the investment caption in our consolidated balance sheets and conformed prior periods to the current presentation.

Our investments in entities that are accounted for under the equity method of accounting consist of the following: (1) a 16.8% interest in the Fairmount Cellular Limited Partnership which is engaged in cellular mobile telephone service in the Rural Service Area (RSA) designated by the FCC as Georgia RSA No. 3; and (2) our investments in CU Capital and CU Trust with relation to our convertible preferred securities. The investments in these entities amounted to $15,877,000 and $16,518,000 at December 31, 2005 and 2004, respectively.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)	Fair Value of Financial Instruments

The following table summarizes the carrying amounts and estimated fair values for certain of our financial instruments at December 31, 2005 and 2004. For the other financial instruments, representing cash, accounts receivables, long-term debt due within one year, accounts payable and other accrued liabilities, the carrying amounts approximate fair value due to the relatively short maturities of those instruments.

The fair value of our marketable securities and long-term debt is estimated based on quoted market prices at the reporting date for those financial instruments. Other securities and investments for which market values are not readily available are carried at cost.

($ in thousands)	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Investments	$15,999	$15,999	$18,854	$18,854
Long-term debt(1)	$3,995,130	$4,022,960	$4,262,658	$4,603,747
_____________
(1) 2005 and 2004 includes interest rate swaps of ($8,727,000) and $4,466,000, respectively. 2005 and 2004 includes EPPICS of $33,785,000 and $63,765,000, respectively.

(11)	Long-term Debt:
The activity in our long-term debt from December 31, 2004 to December 31, 2005 is summarized as follows:

		Twelve Months Ended
($ in thousands)	December 31, 2004	Payments	Interest Rate Swap	Other	December 31, 2005	Interest Rate* at December 31, 2005

Rural Utilities Service Loan Contracts	$29,108	$(6,299)	$-	$-	$22,809	6.070%

Senior Unsecured Debt	4,131,803	-	(13,193)	2,171	4,120,781	8.117%

EPPICS** (reclassified as a result of adopting FIN 46R)	63,765	-	-	(29,980)	33,785	5.000%

Industrial Development Revenue Bonds	58,140	-	-	-	58,140	5.559%

TOTAL LONG TERM DEBT	$4,282,816	$(6,299)	$(13,193)	$(27,809)	$4,235,515
Less: Debt Discount	(13,859)				(12,692)
Less: Current Portion	(6,299)				(227,693)
	$4,262,658				$3,995,130

*
Interest rate includes amortization of debt issuance expenses, debt premiums or discounts. The interest rate for Rural Utilities Service Loan Contracts, Senior Unsecured Debt, and Industrial Development Revenue Bonds represent a weighted average of multiple issuances.

** In accordance with FIN 46R, the Trust holding the EPPICS and the related Citizens Utilities Capital L.P. are now deconsolidated (see Note 15).

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Additional information regarding our Senior Unsecured Debt at December 31, 2005 is as follows:

($ in thousands)	Principal Outstanding	Interest Rate
Senior Notes:
Due 8/17/2006	$51,770	6.750%
Due 8/15/2008	698,470	7.625%
Due 5/15/2011	1,044,256	9.250%
Due 10/24/2011	200,000	6.270%
Due 1/15/2013	698,537	6.250%
Due 8/15/2031	748,006	9.000%
	3,441,039
Debentures due 2006 - 2046	643,742	7.263%
Subsidiary Senior
Notes due 12/1/2012	36,000	8.050%
Total	$4,120,781

In February 2006, our Board of Directors authorized us to repurchase up to $150.0 million of our outstanding debt securities over the following twelve-month period. These repurchases may require us to pay premiums, which would result in pre-tax losses to be recorded in other income (loss), net.

For the year ended December 31, 2005, we retired an aggregate $36,278,000 of debt (including $29,980,000 of EPPICS conversions), representing approximately 1% of total debt outstanding at December 31, 2004. During the second quarter of 2005, we entered into two debt-for-debt exchanges of our debt securities. As a result, $50,000,000 of our 7.625% Notes due 2008 were exchanged for approximately $52,171,000 of our 9.00% Notes due 2031. The 9.00% Notes are callable on the same general terms and conditions as the 7.625% Notes exchanged. No cash was exchanged in these transactions, however a non-cash pre-tax loss of approximately $3,175,000 was recognized in accordance with EITF No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” which is included in other income (loss), net.

As of December 31, 2005, EPPICS representing a total principal amount of $177,971,000 had been converted into 14,237,807 shares of our common stock.

The total outstanding principal amounts of industrial development revenue bonds were $58,140,000 at December 31, 2005 and 2004. The earliest maturity date for these bonds is in August 2015. Under the terms of our agreements to sell our former gas and electric operations in Arizona, completed in 2003, we are obligated to call for redemption, at their first available call dates, three Arizona industrial development revenue bond series aggregating to approximately $33,440,000. These bonds’ first call dates are in 2007. We expect to retire all called bonds with cash. In addition, holders of $11,150,000 principal amount of industrial development bonds may tender such bonds to us at par and we have the simultaneous option to call such bonds at par on August 7, 2007. We expect to call the bonds and retire them with cash.

As of December 31, 2005 we had available lines of credit with financial institutions in the aggregate amount of $250,000,000 with a maturity date of October 29, 2009. Associated facility fees vary depending on our leverage ratio and were 0.375% as of December 31, 2005. During the term of the credit facility we may borrow, repay and re-borrow funds. The credit facility is available for general corporate purposes but may not be used to fund dividend payments. There have never been any borrowings under the facility.

For the year ended December 31, 2004, we retired an aggregate $1,350,397,000 of debt (including $147,991,000 of EPPICS conversions), representing approximately 28% of total debt outstanding at December 31, 2003.

On January 15, 2004, we repaid at maturity the remaining outstanding $80,955,000 of our 7.45% Debentures.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

On January 15, 2004, we redeemed at 101% the remaining outstanding $12,300,000 of our Hawaii Special Purpose Revenue Bonds, Series 1993A and Series 1993B.

On July 30, 2004, we purchased $300,000,000 of the 6.75% notes that were a component of our equity units at 105.075% of par, plus accrued interest, at a premium of approximately $15,225,000 recorded in investment and other income (loss), net.

During August and September 2004, we repurchased through a series of transactions an additional $108,230,000 of the 6.75% notes due 2006 at a weighted average price of 104.486% of par, plus accrued interest, at a premium of approximately $4,855,000 recorded in investment and other income (loss), net.

On November 8, 2004, we issued an aggregate $700,000,000 principal amount of 6.25% senior notes due January 15, 2013 through a registered underwritten public offering. Proceeds from the sale were used to redeem our outstanding $700,000,000 of 8.50% Notes due 2006, which is discussed below.

On November 12, 2004, we called for redemption on December 13, 2004 the entire $700,000,000 of our 8.50% Notes due 2006 at a price of 107.182% of the principal amount called, plus accrued interest, at a premium of approximately $50,300,000.

As of December 31, 2004, EPPICS representing a total principal amount of $147,991,000 had been converted into 11,622,749 shares of our common stock.

During the twelve months ended December 31, 2003, we executed a series of purchases in the open market of our outstanding debt securities. The aggregate principal amount of debt securities purchased was $94,895,000 and they generated a pre-tax loss on the early extinguishment of debt at a premium of approximately $3,117,000 recorded in other income (loss), net.

Our principal payments and capital lease payments (principal only) for the next five years are as follows:

($ in thousands)	Principal
Year	Payments

2006	$ 227,693
2007	$ 37,771
2008	$ 700,938
2009	$ 1,006
2010	$ 4,387

(12)	Derivative Instruments and Hedging Activities:

Interest rate swap agreements are used to hedge a portion of our debt that is subject to fixed interest rates. Under our interest rate swap agreements, we agree to pay an amount equal to a specified variable rate of interest times a notional principal amount, and to receive in return an amount equal to a specified fixed rate of interest times the same notional principal amount. The notional amounts of the contracts are not exchanged. No other cash payments are made unless the agreement is terminated prior to maturity, in which case the amount paid or received in settlement is established by agreement at the time of termination and represents the market value, at the then current rate of interest, of the remaining obligations to exchange payments under the terms of the contracts.

The interest rate swap contracts are reflected at fair value in our consolidated balance sheets and the related portion of fixed-rate debt being hedged is reflected at an amount equal to the sum of its book value and an amount representing the change in fair value of the debt obligations attributable to the interest rate risk being hedged. Changes in the fair value of interest rate swap contracts, and the offsetting changes in the adjusted carrying value of the related portion of the fixed-rate debt being hedged, are recognized in the consolidated statements of operations in interest expense. The notional amounts of interest rate swap contracts hedging fixed-rate indebtedness as of December 31, 2005 and December 31, 2004 were $500,000,000 and $300,000,000, respectively. Such contracts require us to pay variable rates of interest (average pay rates of approximately 8.60% and 6.12% as of December 31, 2005 and 2004, respectively) and receive fixed rates of interest (average receive rates of 8.46% and 8.44% as of December 31, 2005 and 2004, respectively). The fair value of these derivatives is reflected in other assets as of December 31, 2005 and 2004, in the amount of $(8,727,000) and $4,466,000, respectively. The related underlying debt has been decreased in 2005 and increased in 2004 by a like amount. The amounts received during the year ended December 31, 2005 and 2004 as a result of these contracts amounted to $2,522,000 and $9,363,000, respectively, and are included as a reduction of interest expense.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

During September 2005, we entered into a series of separate forward rate agreements with our swap counter-parties that fixed the underlying variable rate component of some of our swaps at the market rate as of the date of execution for certain future rate-setting dates. At December 31, 2005, the rates obtained under these forward rate agreements were below market rates. The fair value of these derivatives is reflected in other current assets as of December 31, 2005, in the amount of $1,129,000. A gain for the changes in the fair value of these forward rate agreements of $1,851,000 is included in other income (loss), net for the year ended December 31, 2005.

As the result of our call of all of our 8.50% Notes in November 2004, we terminated five interest rate swaps involving an aggregate $250,000,000 notional amount of indebtedness. Proceeds from the swap terminations of approximately $3,026,000 and U.S. Treasury rate lock agreements of approximately $971,000 were applied against the cost to retire the debt, resulting in a net premium of approximately $46,277,000 recorded in other income (loss), net.

We do not anticipate any nonperformance by counter-parties to our derivative contracts as all counter-parties have investment grade credit ratings.

(13)	Management Succession and Strategic Alternatives Expenses:

On July 11, 2004, our Board of Directors announced that it had completed its review of our financial and strategic alternatives, and on September 2, 2004, we paid a special, non-recurring dividend of $2.00 per common share and a quarterly dividend of $0.25 per common share to shareholders of record on August 18, 2004. Concurrently, Leonard Tow decided to step down from his position as chief executive officer, effective immediately, and resigned his position as Chairman of the Board on September 27, 2004. The Board of Directors named Mary Agnes Wilderotter president and chief executive officer in November 2004.

In 2004, we expensed approximately $90,632,000 of costs related to management succession and our exploration of financial and strategic alternatives. Included are $36,618,000 of non-cash expenses for the acceleration of stock benefits, cash expenses of $19,229,000 for advisory fees, $19,339,000 for severance and retention arrangements and $15,446,000 primarily for tax reimbursements.

(14)	Other Income (Loss), net:

The components of other income (loss), net for the years ended December 31, 2005, 2004 and 2003 are as follows:

($ in thousands)	2005	2004	2003
Legal contingencies	$(7,000)	$-	$-
Gain on expiration/settlement of customer advances	681	25,345	6,165
Loss on exchange of debt	(3,175)	-	-
Premium on debt repurchases	-	(66,480)	(10,851)
Gain on forward rate agreements	1,851	-	-
Gain (loss) on sale of assets	-	(1,945)	(20,492)
Other, net	6,282	(10,385)	(58)
Total other income (loss), net	$(1,361)	$(53,465)	$(25,236)

In the fourth quarter of 2005, we recorded $7,000,000 of expense was recorded in connection with a legal matter. In connection with our exchange of debt during the second quarter of 2005, we recognized a non-cash, pre-tax loss of approximately $3,175,000. 2005 also includes a gain for the changes in fair value of our forward rate agreements.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

During 2005, 2004 and 2003, we recognized income in connection with certain retained liabilities associated with customer advances for construction from our disposed water properties, as a result of some of these liabilities terminating. Gain (loss) on sale of assets in 2004 is primarily attributable to the loss on the sale of our corporate aircraft during the third quarter. In 2003, the amount represents the sales of The Gas Company in Hawaii and our Arizona gas and electric divisions, access lines in North Dakota and our wireless partnership interest in Wisconsin, and our Plano, Texas office building.

(15)	Company Obligated Mandatorily Redeemable Convertible Preferred Securities:

In 1996, our consolidated wholly-owned subsidiary, Citizens Utilities Trust (the Trust), issued, in an underwritten public offering, 4,025,000 shares of 5% Company Obligated Mandatorily Redeemable Convertible Preferred Securities due 2036 (EPPICS), representing preferred undivided interests in the assets of the Trust, with a liquidation preference of $50 per security (for a total liquidation amount of $201,250,000). These securities have an adjusted conversion price of $11.46 per Citizens common share. The conversion price was reduced from $13.30 to $11.46 during the third quarter of 2004 as a result of the $2.00 per share special, non-recurring dividend. The proceeds from the issuance of the Trust Convertible Preferred Securities and a Company capital contribution were used to purchase $207,475,000 aggregate liquidation amount of 5% Partnership Convertible Preferred Securities due 2036 from another wholly-owned subsidiary, Citizens Utilities Capital L.P. (the Partnership). The proceeds from the issuance of the Partnership Convertible Preferred Securities and a Company capital contribution were used to purchase from us $211,756,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2036. The sole assets of the Trust are the Partnership Convertible Preferred Securities, and our Convertible Subordinated Debentures are substantially all the assets of the Partnership. Our obligations under the agreements related to the issuances of such securities, taken together, constitute a full and unconditional guarantee by us of the Trust’s obligations relating to the Trust Convertible Preferred Securities and the Partnership’s obligations relating to the Partnership Convertible Preferred Securities.

In accordance with the terms of the issuances, we paid the annual 5% interest in quarterly installments on the Convertible Subordinated Debentures in the four quarters of 2005, 2004 and 2003. Only cash was paid (net of investment returns) to the Partnership in payment of the interest on the Convertible Subordinated Debentures. The cash was then distributed by the Partnership to the Trust and then by the Trust to the holders of the EPPICS.

As of December 31, 2005, EPPICS representing a total principal amount of $177,971,000 had been converted into 14,237,807 shares of our common stock.

We adopted the provisions of FIN 46R (revised December 2003) (FIN 46R), “Consolidation of Variable Interest Entities,” effective January 1, 2004.  Accordingly, the Trust holding the EPPICS and the related Citizens Utilities Capital L.P. are deconsolidated.

(16)	Capital Stock:

We are authorized to issue up to 600,000,000 shares of common stock. The amount and timing of dividends payable on common stock are within the sole discretion of our Board of Directors.

(17)	Stock Plans:

At December 31, 2005, we have four stock based compensation plans, which are described below. We apply APB Opinion No. 25 and related interpretations in accounting for the employee stock plans resulting in the use of the intrinsic value to value the stock option. Compensation cost has not generally been recognized in the financial statements for options issued pursuant to the Management Equity Incentive Plan (MEIP), the 1996 Equity Incentive Plan (1996 EIP) or the Amended and Restated 2000 Equity Incentive Plan (2000 EIP), as the exercise price for such options was equal to the market price of the stock at the time of grant.

In connection with our Directors’ Deferred Fee Equity Plan, compensation costs associated with the issuance of stock units was $1,069,000, $2,222,000 and $607,000 in 2005, 2004 and 2003, respectively. Cash compensation associated with this plan was $434,000, $642,000 and $374,000 in 2005, 2004 and 2003, respectively. These costs are recognized in other operating expenses.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

We have granted restricted stock awards to key employees in the form of our common stock. The number of shares issued as restricted stock awards during 2005, 2004 and 2003 were 352,000, 2,172,000 and 312,000, respectively. None of the restricted stock awards may be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the employees until the restrictions lapse. The restrictions are time based. At December 31, 2005, 1,456,000 shares of restricted stock were outstanding. Compensation expense, recognized in operating expense, of $7,358,000, $45,313,000 and $8,552,000, for the years ended December 31, 2005, 2004 and 2003, respectively, has been recorded in connection with these grants.

Management Equity Incentive Plan

Under the MEIP, awards of our common stock may be granted to eligible officers, management employees and non-management employees in the form of incentive stock options, non-qualified stock options, stock appreciation rights (SARs), restricted stock or other stock-based awards. The Compensation Committee of the Board of Directors administers the MEIP.

Since the expiration date of the MEIP plan on June 21, 2000, no awards can be granted under the MEIP. The exercise price of stock options issued was equal to or greater than the fair market value of the underlying common stock on the date of grant. Stock options are generally not exercisable on the date of grant but vest over a period of time. Under the terms of the MEIP, subsequent stock dividends and stock splits have the effect of increasing the option shares outstanding, which correspondingly decreases the average exercise price of outstanding options.

Equity Incentive Plans

In May 1996, our shareholders approved the 1996 EIP and in May 2001, our shareholders approved the 2000 EIP. Under the EIP plans, awards of our common stock may be granted to eligible officers, management employees and non-management employees in the form of incentive stock options, non-qualified stock options, SARs, restricted stock or other stock-based awards. Directors may receive awards under the 2000 EIP (other than options for annual retainer fees). SARs may be granted under the 1996 EIP. The Compensation Committee of the Board of Directors administers the EIP plans.

The maximum number of shares of common stock, which may be issued pursuant to awards at any time for both plans, is 25,358,000 shares, which has been adjusted for subsequent stock dividends. No awards will be granted more than 10 years after the effective dates (May 23, 1996 and May 18, 2000) of the EIP plans. The exercise price of stock options and SARs generally shall be equal to or greater than the fair market value of the underlying common stock on the date of grant. Stock options are generally not exercisable on the date of grant but vest over a period of time.

Under the terms of the EIP plans, subsequent stock dividends and stock splits have the effect of increasing the option shares outstanding, which correspondingly decrease the average exercise price of outstanding options.

In connection with the payment of the special, non-recurring dividend of $2.00 per common share on September 2, 2004, the exercise price and number of all outstanding options was adjusted such that each option had the same value to the holder after the dividend as it had before the dividend. In accordance with FASB Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions Involving Stock Compensation” and EITF 00-23, “Issues Related to the Accounting for Stock Compensation under APB No. 25 and FIN 44,” there is no accounting consequence for changes made to the exercise price and the number of shares of a fixed stock option or award as a direct result of the special, non-recurring dividend.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following is a summary of share activity subject to option under the MEIP and EIP plans.

		Weighted
	Shares	Average
	Subject to	Option Price
	Option	Per Share
Balance at January 1, 2003	19,132,000	$ 11.66
Options granted	2,017,000	12.14
Options exercised	(1,612,000)	7.97
Options canceled, forfeited or lapsed	(1,572,000)	12.92
Balance at December 31, 2003	17,965,000	11.94
Options granted	-	-
Options exercised	(7,411,000)	9.69
Options canceled, forfeited or lapsed	(355,000)	12.14
Effect of special, non-recurring dividend	2,212,000	-
Balance at December 31, 2004	12,411,000	11.15
Options granted	183,000	11.58
Options exercised	(4,317,000)	10.52
Options canceled, forfeited or lapsed	(292,000)	10.48
Balance at December 31, 2005	7,985,000	$ 11.52

The following table summarizes information about shares subject to options under the MEIP and EIP plans at December 31, 2005.

Options Outstanding				Options Exercisable
Number Outstanding	Range of Exercise Prices	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Number Exercisable	Weighted Average Exercise Price
517,000	$ 6.45 - 6.67	$ 6.54	2.64	517,000	$ 6.54
300,000	7.33 - 7.98	7.37	1.92	289,000	7.35
1,228,000	8.19 - 8.19	8.19	6.38	737,000	8.19
173,000	8.80 - 9.68	9.02	1.55	173,000	9.02
1,399,000	10.44 - 10.44	10.44	7.41	519,000	10.44
815,000	10.64 - 11.15	11.13	4.78	815,000	11.13
1,430,000	11.79 - 11.79	11.79	5.38	1,430,000	11.79
2,123,000	11.90 - 18.46	16.14	4.95	2,068,000	16.24
7,985,000	$ 6.45 - 18.46	$11.52	5.32	6,548,000	$11.92

The number of options exercisable at December 31, 2004 and 2003 were 9,235,000 and 11,690,000, respectively.

The weighted average fair value of options granted during 2005 was $2.98. There were no option grants made during 2004. The weighted average fair value of options granted during 2003 was $6.04. For purposes of the pro forma calculation, the fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in 2005 and 2003:

	2005	2003
Dividend yield	7.72%	-
Expected volatility	46%	44%
Risk-free interest rate	4.16%	2.94%
Expected life	6 years	7 years

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Non-Employee Directors’ Compensation Plan

Upon commencement of his or her service on the Board of Directors, each non-employee director receives a grant of 10,000 stock options, which is awarded under our 2000 EIP. The price of these options, which are immediately exercisable, is set at the average of the high and low market prices of our common stock on the effective date of the director’s initial election to the board.

Annually, each non-employee director also receives a grant of 3,500 stock units under our Formula Plan, which commenced in 1997 and continues through May 22, 2007. Prior to April 20, 2004, each non-employee director received an award of 5,000 stock options. The exercise price of the options granted under the Formula Plan was set at 100% of the average of the high and low market prices of our common stock on the third, fourth, fifth, and sixth trading days of the year in which the options were granted. The options are exercisable six months after the grant date and remain exercisable for ten years after the grant date. In addition, on September 1, 1996, each non-employee director received a grant, under the Formula Plan, of options to purchase 2,500 shares of common stock. These options granted under the Formula Plan became exercisable six months after the grant date and remain exercisable for ten years after the grant date.

Effective April 2004, the Formula Plan was amended to replace the annual grant of stock options with an annual grant of 3,500 stock units. The stock units are awarded on the first business day of each calendar year. Each non-employee director must elect, by December 31 of the preceding year, whether the stock units awarded under the Formula Plan will be redeemed in cash or stock upon the director’s retirement or death, whichever occurs first.

In addition, each non-employee director is also entitled to annually receive a retainer, meeting fees, and, when applicable, fees for serving as a committee chair or as Lead Director, which are awarded under the Non-Employee Directors’ Deferred Fee Equity Plan. For 2005, each non-employee director had to elect, by December 31 of the preceding year, to receive $30,000 cash or 5,000 stock units as an annual retainer. Directors making a stock unit election must also elect to convert the units to either common stock (convertible on a one-to-one basis) or cash upon retirement or death. Prior to June 30, 2003, a director could elect to receive 20,000 stock options as an annual retainer in lieu of cash or stock units. The exercise price of the stock options was set at the average of the high and low market prices of our common stock on the date of grant. The options were exercisable six months after the date of grant and had a 10-year term.

As of any date, the maximum number of shares of common stock which the Non-Employee Directors’ Deferred Fee Equity Plan is obligated to deliver shall not be more than one percent (1%) of the total outstanding shares of our common stock as of June 30, 2003, subject to adjustment in the event of changes in our corporate structure affecting capital stock. There were 14 directors participating in the Directors’ Plan during all or part of 2005. In 2005, the total options, plan units, and stock earned were 0, 64,000 and 0, respectively. In 2004, the total options, plan units, and stock earned were 50,000, 57,226 and 0, respectively. In 2003, the total options, plan units, and stock earned were 83,125, 46,034 and 0, respectively. At December 31, 2005, 473,252 options were exercisable at a weighted average exercise price of $9.80.

For 2005, each non-employee director received fees of $2,000 for each Board of Directors and committee meeting attended. The chairs of the Audit, Compensation, Nominating and Corporate Governance and Retirement Plan Committees were paid an additional annual fee of $25,000, $15,000, $7,500 and $5,000, respectively. In addition, the Lead Director, who heads the ad hoc committee of non-employee directors, received an additional annual fee of $17,000 (based on an annual fee that was changed from $20,000 to $15,000 mid-year). A director must elect, by December 31 of the preceding year, to receive meeting and other fees in cash, stock units, or a combination of both. All fees paid to the non-employee directors in 2005 were paid quarterly (except for the retainer which was paid at the beginning of the year). If the director elects stock units, the number of units credited to the director’s account is determined as follows: the total cash value of the fees payable to the director are divided by 85% of the average of the high and low market prices of our common stock on the first trading day of the year the election is in effect. Units are credited to the director’s account quarterly.

We account for the Directors’ Deferred Fee Equity Plan in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Compensation expense is recorded if cash or stock units are elected. If stock units are elected, the compensation expense is based on the market value of our common stock at the date of grant. If the stock option election is chosen, compensation expense is not recorded because the options are granted at the fair market value of our common stock on the grant date.

We had also maintained a Non-Employee Directors’ Retirement Plan providing for the payment of specified sums annually to our non-employee directors, or their designated beneficiaries, starting at the director’s retirement, death or termination of directorship. In 1999, we terminated this Plan. The vested benefit of each non-employee director, as of May 31, 1999, was credited to the director’s account in the form of stock units. Such benefit will be payable to each director upon retirement, death or termination of directorship. Each participant had until July 15, 1999 to elect whether the value of the stock units awarded would be payable in our common stock (convertible on a one-for-one basis) or in cash. As of December 31, 2005, the liability for such payments was $634,000 all of which will be payable in stock (based on the July 15, 1999 stock price).

(18)	Restructuring and Other Expenses:

2005 and 2004
During 2005 and 2004, we did not recognize any restructuring and other expenses. We continue to review our operations, personnel and facilities to achieve greater efficiency.

2003
Restructuring and other expenses primarily consist of expenses related to reductions in personnel at our telecommunications operations and the write-off of software no longer useful.

(19)	Income Taxes:

The following is a reconciliation of the provision for income taxes for continuing operations computed at federal statutory rates to the effective rates for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Consolidated tax provision at federal statutory rate	35.0%	35.0%	35.0%
State income tax provisions, net of federal income tax benefit	1.6%	1.4%	8.1%
Tax reserve adjustment	(8.5)%	(24.4)%	(14.0)%
All other, net	0.5%	(5.1)%	1.8%
	28.6	6.9%	30.9

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The components of the net deferred income tax liability (asset) at December 31 are as follows:

($ in thousands)	2005	2004

Deferred income tax liabilities:
Property, plant and equipment basis differences	$567,411	$578,501
Intangibles	168,703	161,955
Other, net	7,752	9,004
	743,866	749,460

Deferred income tax assets:
Minimum pension liability	76,368	62,435
Tax operating loss carryforward	260,053	394,797
Alternate minimum tax credit carryforward	43,678	37,796
Employee benefits	66,853	55,566
Other, net	21,279	23,095
	468,231	573,689
Less: Valuation allowance	(38,131)	(43,503)
Net deferred income tax asset	430,100	530,186
Net deferred income tax liability	$313,766	$219,274

Deferred tax assets and liabilities are reflected in the following captions on the balance sheet:
Deferred income taxes	$325,084	$232,766
Other current assets	(11,318)	(13,492)
Net deferred income tax liability	$313,766	$219,274

Our federal and state tax operating loss carryforwards as of December 31, 2005 are estimated at $584,476,000 and $1,409,983,000, respectively. Our federal loss carryforward will begin to expire in the year 2021. A portion of our state loss carryforward will begin to expire in 2006. Our alternative minimum tax credit as of December 31, 2005 can be carried forward indefinitely to reduce future regular tax liability.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The provision (benefit) for federal and state income taxes, as well as the taxes charged or credited to shareholders’ equity, includes amounts both payable currently and deferred for payment in future periods as indicated below:

($ in thousands)	2005	2004	2003

Income taxes charged (credited) to the income statement for continuing operations:
Current:
Federal	$16,708	$(9,951)	$(12,632)
State	(33,006)	(3,643)	2,469
Total current	(16,298)	(13,594)	(10,163)

Deferred:
Federal	89,446	21,183	52,847
Federal tax credits	(18)	(40)	(3,128)
State	2,140	(3,302)	(4,717)
Total deferred	91,568	17,841	45,002
Subtotal income taxes for continuing operations	75,270	4,247	34,839
Income taxes charged to the income statement for discontinued operations
Current:
State
Total current	2	3	431
	2	3	431
Deferred:
Federal	18,871	8,219	27,305
State	3,538	910	4,641
Total deferred	22,409	9,129	31,946
Subtotal income taxes for discountinued operations	22,411	9,132	32,377

Income tax benefit on dividends on convertible preferred securities:
Current:	-	-	(3,344)
Federal	-	-	(508)
State
Subtotal income taxes on dividends on convertible preferred securities	-	-	(3,852)
Income taxes charged to the income statement for cumulative effect of change in accounting principle:
Deferred:
Federal	-	-	35,414
State	-	-	6,177
Subtotal income taxes for cumulative effect of change in accounting principle	-	-	41,591
Total income taxes charged to the income statement (a)	97,681	13,379	104,955
Income taxes charged (credited) to shareholders' equity:
Deferred income taxes (benefits) on unrealized/realized gains or losses on securities classified as available-for-sale	(411)	(10,982)	5,539
Current benefit arising from stock options exercised and restricted stock	(5,976)	(13,765)	(2,535)
Deferred income taxes (benefits) arising from recognition of a minimum pension liability	(13,933)	(6,645)	13,373
Income taxes charged (credited) to shareholders' equity (b)	(20,320)	(31,392)	16,377
Total income taxes: (a) plus (b)	$77,361	$(18,013)	$121,332

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(20)	Net Income Per Common Share:

The reconciliation of the net income per common share calculation for the years ended December 31, 2005, 2004 and 2003 is as follows:

($ in thousands, except per-share amounts)
	2005	2004	2003
Net income used for basic and diluted earnings per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$187,942	$57,064	$71,879
Income from discontinued operations	14,433	15,086	50,204
Income before cumulative effect of change in accounting principle	202,375	72,150	122,083
Income from cumulative effect of change in accounting principle	-	-	65,769
Total basic net income available for common shareholders	202,375	72,150	187,852
Effect of conversion of preferred securities	1,255	-	6,210
Total diluted net income available for common shareholders	$203,630	$72,150	$194,062

Basic earnings per common share:
Weighted-average shares outstanding - basic	337,065	303,989	282,434
Income from continuing operations before cumulative effect of change in accounting principle	$0.56	$0.19	$0.26
Income from discontinued operations	0.04	0.05	0.18
Income before cumulative effect of change in accounting principle	0.60	0.24	0.44
Income from cumulative effect of change in accounting principle	-	-	0.23
Net income per share available for common shareholders	$0.60	$0.24	$0.67

Diluted earnings per common share:
Weighted-average shares outstanding	337,065	303,989	282,434
Effect of dilutive shares	1,417	5,194	4,868
Effect of conversion of preferred securities	3,193	-	15,134
Weighted-average shares outstanding - diluted	341,675	309,183	302,436
Income from continuing operations before cumulative effect of change in accounting principle	$0.56	$0.18	$0.25
Income from discontinued operations	0.04	0.05	0.17
Income before cumulative effect of change in accounting principle	0.60	0.23	0.42
Income from cumulative effect of change in accounting principle	-	-	0.22
Net income per share available for common shareholders	$0.60	$0.23	$0.64

Stock Options

For the years ended December 31, 2005, 2004 and 2003 options of 1,930,000 and 2,495,000 (at exercise prices ranging from $13.09 to $18.46), and 10,190,000 (at exercise prices ranging from $9.18 to $21.47), respectively, issuable under employee compensation plans were excluded from the computation of diluted earnings per share (EPS) for those periods because the exercise prices were greater than the average market price of common shares and, therefore, the effect would be antidilutive.

In connection with the payment of the special, non-recurring dividend of $2.00 per common share on September 2, 2004, the exercise price and number of all outstanding options was adjusted such that each option had the same value to the holder after the dividend as it had before the dividend. In accordance with FASB Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions involving Stock Compensation” and EITF 00-23, “Issues Related to the Accounting for Stock Compensation under APB No. 25 and FIN 44,” there is no accounting consequence for changes made to the exercise price and the number of shares of a fixed stock option or award as a direct result of the special, non-recurring dividend.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In addition, for the years ended December 31, 2005, 2004 and 2003, restricted stock awards of 1,456,000, 1,686,000 and 1,249,000 shares, respectively, are excluded from our basic weighted average shares outstanding and included in our dilutive shares until the shares are no longer contingent upon the satisfaction of all specified conditions.

Equity Units and EPPICS

On August 17, 2004 we issued 32,073,633 shares of common stock, including 3,591,000 treasury shares, to our equity unit holders in settlement of the equity purchase contract component of the equity units. With respect to the $460,000,000 Senior Note component of the equity units, we repurchased $300,000,000 principal amount of these Notes in July 2004. The remaining $160,000,000 of the Senior Notes were repriced and a portion was remarketed on August 12, 2004 as the 6.75% Notes due August 17, 2006. During 2004, we repurchased an additional $108,230,000 of the 6.75% Notes which, in addition to the $300,000,000 purchased in July, resulted in a pre-tax charge of approximately $20,080,000 during the third quarter of 2004.

As a result of our July dividend announcement with respect to our common shares, our 5% Company Obligated Mandatorily Redeemable Convertible Preferred Securities due 2036 (EPPICS) began to convert into shares of our common stock. As of December 31, 2005, approximately 88% of the EPPICS outstanding, or about $177,971,000 aggregate principal amount of units, have converted to 14,237,807 shares of common stock, including 1,116,000 issued from treasury.

At December 31, 2005 and 2004, we had 465,588 and 1,065,171 shares, respectively, of potentially dilutive EPPICS, which were convertible into common stock at a 4.36 to 1 ratio at an exercise price of $11.46 per share. As a result of the September 2004 special, non-recurring dividend, the EPPICS exercise price for conversion into common stock was reduced from $13.30 to $11.46. These securities have been included in the diluted income per common share calculation for the period ended December 31, 2005, however, they have not been included in the diluted income per share calculation for the period ended December 31, 2004 because their inclusion would have had an antidilutive effect.

At December 31, 2003 we had 4,025,000 shares of potentially dilutive EPPICS that have been included in the diluted income per common share calculation for the period ended December 31, 2003.

Stock Units

At December 31, 2005, 2004 and 2003, we had 206,630, 464,879 and 427,475 stock units, respectively, issuable under our Directors’ Deferred Fee Equity Plan and Non-Employee Directors’ Retirement Plan. These securities have not been included in the diluted income per share calculation because their inclusion would have had an antidilutive effect.

(21)	Comprehensive Income (Loss):
Comprehensive income consists of net income (loss) and other gains and losses affecting shareholder’s investment and minimum pension liability that, under GAAP, are excluded from net income (loss).

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Our other comprehensive income (loss) for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005
	Before-Tax	Tax Expense/	Net-of-Tax
($ in thousands)	Amount	(Benefit)	Amount

Net unrealized holding losses on securities
arising during period	$(1,055)	$(395)	$(660)
Minimum pension liability	(36,416)	(13,933)	(22,483)
Less: Reclassification adjustments for net gains
on securities realized in net income	(537)	(7)	(530)
Other comprehensive loss	$(38,008)	$(14,335)	$(23,673)

	2004
	Before-Tax	Tax Expense/	Net-of-Tax
($ in thousands)	Amount	(Benefit)	Amount

Net unrealized holding losses on securities
arising during period	$(1,901)	$(742)	$(1,159)
Minimum pension liability	(17,372)	(6,645)	(10,727)
Less: Reclassification adjustments for net gains
on securities realized in net income	(26,247)	(10,240)	(16,007)
Other comprehensive loss	$(45,520)	$(17,627)	$(27,893)

	2003
	Before-Tax	Tax Expense/	Net-of-Tax
($ in thousands)	Amount	(Benefit)	Amount

Net unrealized holding gains on securities
arising during period	$14,470	$5,539	$8,931
Minimum pension liability	34,935	13,373	21,562
Other comprehensive income	$49,405	$18,912	$30,493

(22)	Segment Information:

We operate in one segment, Frontier. The Frontier segment provides both regulated and unregulated communications services to residential, business and wholesale customers and is typically the incumbent provider in its service areas.  As permitted by SFAS No. 131, we have utilized the aggregation criteria in combining our markets because all of our Frontier properties share similar economic characteristics, in that they provide the same products and services to similar customers using comparable technologies in all of the states that we operate in. The regulatory structure is generally similar. Differences in the regulatory regime of a particular state do not impact the economic characteristics or operating results of a particular property.

Information for 2004 and 2003 relates to segments that have been sold that did not meet the criteria for classification as a discontinued operation.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

($ in thousands)	For the year ended December 31, 2004
			Total
	Frontier	Electric	Segments
Revenue	$2,012,643	$9,735	$2,022,378
Depreciation and Amortization	549,381	-	549,381
Management Succession and
Strategic Alternatives Expenses	90,632	-	90,632
Operating Income (Loss)	463,435	(3,134)	460,301
Capital Expenditures	262,812	-	262,812
Assets	6,097,399	-	6,097,399

($ in thousands)	For the year ended December 31, 2003
				Total
	Frontier	Gas	Electric	Segments
Revenue	$2,029,947	$137,686	$100,928	$2,268,561
Depreciation and Amortization	572,013	-	-	572,013
Reserve for Telecommunications
Bankruptcies	(4,377)	-	-	(4,377)
Restructuring and Other Expenses	9,687	-	-	9,687
Loss on Impairment	-	-	15,300	15,300
Operating Income (Loss)	526,808	14,013	(3,359)	537,462
Capital Expenditures	249,515	9,877	13,984	273,376
Assets	872,640	-	23,130	895,770

Capital Expenditures	2004	2003
Total segment capital expenditures	$262,812	$273,376
General capital expenditures	367	569
Consolidated reported capital expenditures	$263,179	$273,945

Assets	2004
Total segment assets	$6,097,399
General assets	393,504
Discontinued operations assets	188,996
Consolidated reported assets	$6,679,899

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)	Quarterly Financial Data (Unaudited):

($ in thousands, except per share amounts)

2005	First quarter	Second quarter	Third quarter	Fourth quarter
Revenue	$502,334	$496,133	$501,211	$517,363
Operating income	144,481	142,281	136,920	165,286
Net income	42,634	44,584	38,376	76,781
Net income available for common shareholders per basic share	$0.13	$0.13	$0.11	$0.23
Net income available for common shareholders per diluted share	$0.12	$0.13	$0.11	$0.23

2004
Revenue	$514,583	$501,825	$502,710	$503,262
Operating income	134,741	123,328	65,654	136,578
Net income (loss)	42,868	23,792	(11,290)	16,780
Net income (loss) available for common shareholders per basic share	$0.15	$0.08	$(0.04)	$0.05
Net income (loss) available for common shareholders per diluted share	$0.14	$0.08	$(0.04)	$0.05

The quarterly net income (loss) per common share amounts are rounded to the nearest cent. Annual net income (loss) per common share may vary depending on the effect of such rounding.

2005 Transactions

On February 1, 2005, we sold shares of Prudential Financial, Inc. for approximately $1,112,000 in cash, and we recognized a pre-tax gain of approximately $493,000 that is included in other income (loss), net.

On March 15, 2005, we completed the sale of our conferencing business for approximately $43,565,000 in cash. The pre-tax gain on the sale of CCUSA was $14,061,000. The after-tax gain was approximately $1,167,000.

In June 2005, the Company sold for cash its interests in certain key man life insurance policies on the lives of Leonard Tow, our former Chairman and Chief Executive Officer, and his wife, a former director. The cash surrender value of the policies purchased by Dr. Tow totaled approximately $24,195,000, and we recognized a pre-tax gain of approximately $457,000 that is included in other income (loss), net.

During 2005, we sold shares of Global Crossing Limited for approximately $1,084,000 in cash, and we recognized a pre-tax gain for the same amount that is included in other income (loss), net.

2004 Transactions
On April 1, 2004, we completed the sale of our Vermont electric distribution operations for approximately $13,992,000 in cash, net of selling expenses.

During the third quarter of 2004, we sold our corporate aircraft for approximately $15,298,000 in cash. The pre-tax loss on the sale was $1,087,000.

In October 2004, we sold cable assets in California, Arizona, Indiana, and Wisconsin for approximately $2,263,000 in cash. The pre-tax gain on these sales was $40,000.

(24)	Retirement Plans:

We sponsor a noncontributory defined benefit pension plan covering a significant number of our employees and other postretirement benefit plans that provide medical, dental, life insurance benefits and other benefits for covered retired employees and their beneficiaries and covered dependents. The benefits are based on years of service and final average pay or career average pay. Contributions are made in amounts sufficient to meet ERISA funding requirements while considering tax deductibility. Plan assets are invested in a diversified portfolio of equity and fixed-income securities and alternative investments.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The accounting results for pension and postretirement benefit costs and obligations are dependent upon various actuarial assumptions applied in the determination of such amounts. These actuarial assumptions include the following: discount rates, expected long-term rate of return on plan assets, future compensation increases, employee turnover, healthcare cost trend rates, expected retirement age, optional form of benefit and mortality. We review these assumptions for changes annually with its outside actuaries. We consider our discount rate and expected long-term rate of return on plan assets to be our most critical assumptions.

The discount rate is used to value, on a present value basis, our pension and postretirement benefit obligation as of the balance sheet date. The same rate is also used in the interest cost component of the pension and postretirement benefit cost determination for the following year. The measurement date used in the selection of our discount rate is the balance sheet date. Our discount rate assumption is determined annually with assistance from our actuaries based on the duration of our pension and postretirement benefit liabilities, the pattern of expected future benefit payments and the prevailing rates available on long-term, high quality corporate bonds that approximate the benefit obligation. In making this determination we consider, among other things, the yields on the Citigroup Pension Discount Curve and Bloomberg Finance. This rate can change from year-to-year based on market conditions that impact corporate bond yields.

The expected long-term rate of return on plan assets is applied in the determination of periodic pension and postretirement benefit cost as a reduction in the computation of the expense. In developing the expected long-term rate of return assumption, we considered published surveys of expected market returns, 10 and 20 year actual returns of various major indices, and our own historical 5-year and 10-year investment returns.

The expected long-term rate of return on plan assets is based on an asset allocation assumption of 30% to 45% in fixed income securities, 45% to 55% in equity securities and 5% to 15% in alternative investments. We review our asset allocation at least annually and make changes when considered appropriate. In 2005, we did not change our expected long-term rate of return from the 8.25% used in 2004. Our pension plan assets are valued at actual market value as of the measurement date. The measurement date used to determine pension and other postretirement benefit measures for the pension plan and the postretirement benefit plan is December 31.

Accounting standards require that we record an additional minimum pension liability when the plan’s “accumulated benefit obligation” exceeds the fair market value of plan assets at the pension plan measurement (balance sheet) date. In the fourth quarter of 2005, mainly due to a decrease in the year-end discount rate, we recorded an additional minimum pension liability in the amount of $36,416,000 with a corresponding charge to shareholders’ equity of $22,483,000, net of taxes of $13,933,000. In the fourth quarter of 2004, mainly due to a decrease in the year-end discount rate, we recorded an additional minimum pension liability in the amount of $17,372,000 with a corresponding charge to shareholders’ equity of $10,727,000, net of taxes of $6,645,000. These adjustments did not impact our net income or cash flows for either year. If discount rates and the equity markets performance decline, we would be required to increase our minimum pension liabilities and record additional charges to shareholder’s equity in the future.

Actual results that differ from our assumptions are added or subtracted to our balance of unrecognized actuarial gains and losses. For example, if the year-end discount rate used to value the plan’s projected benefit obligation decreases from the prior year-end, then the plan’s actuarial loss will increase. If the discount rate increases from the prior year-end then the plan’s actuarial loss will decrease. Similarly, the difference generated from the plan’s actual asset performance as compared to expected performance would be included in the balance of unrecognized gains and losses.

The impact of the balance of accumulated actuarial gains and losses are recognized in the computation of pension cost only to the extent this balance exceeds 10% of the greater of the plan’s projected benefit obligation or market value of plan assets. If this occurs, that portion of gain or loss that is in excess of 10% is amortized over the estimated future service period of plan participants as a component of pension cost. The level of amortization is affected each year by the change in actuarial gains and losses and could potentially be eliminated if the gain/loss activity reduces the net accumulated gain/loss balance to a level below the 10% threshold.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Pension Plan
The following tables set forth the plan’s benefit obligations and fair values of plan assets as of December 31, 2005 and 2004 and net periodic benefit cost for the years ended December 31, 2005, 2004 and 2003.

($ in thousands)	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$799,458	$761,683
Service cost	6,117	5,748
Interest cost	46,416	46,468
Actuarial loss	48,750	44,350
Benefits paid	(58,139)	(58,791)
Benefit obligation at end of year	$842,602	$799,458

Change in plan assets
Fair value of plan assets at beginning of year	$761,168	$719,622
Actual return on plan assets	59,196	80,337
Employer contribution	-	20,000
Benefits paid	(58,139)	(58,791)
Fair value of plan assets at end of year	$762,225	$761,168

(Accrued)/Prepaid benefit cost
Funded status	$(80,377)	$(38,290)
Unrecognized prior service cost	(1,745)	(1,988)
Unrecognized net actuarial loss	223,525	183,481
Prepaid benefit cost	$141,403	$143,203

Amounts recognized in the statement of financial position
Accrued benefit liability	$(58,250)	$(20,034)
Other comprehensive income	199,653	163,237
Net amount recognized	$141,403	$143,203

($ in thousands)	2005	2004	2003
Components of net periodic benefit cost
Service cost	$6,117	$5,748	$6,479
Interest cost on projected benefit obligation	46,416	46,468	49,103
Return on plan assets	(60,371)	(57,203)	(53,999)
Amortization of prior service cost and unrecognized
net obligation	(244)	(244)	(172)
Amortization of unrecognized loss	9,882	8,806	11,026
Net periodic benefit cost	1,800	3,575	12,437
Curtailment/settlement charge	-	-	6,585
Total periodic benefit cost	$1,800	$3,575	$19,022

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The plan’s weighted average asset allocations at December 31, 2005 and 2004 by asset category are as follows:

	2005	2004
Asset category:
Equity securities	50%	57%
Debt securities	34%	32%
Alternative investments	13%	8%
Cash and other	3%	3%
Total	100%	100%

The plan’s expected benefit payments by year are as follows:
($ in thousands)
Year	Amount
2006	$55,350
2007	57,171
2008	58,523
2009	61,394
2010	62,006
2011 - 2015	319,075
Total	$613,519

Our required contribution to the plan in 2006 is $0.

The accumulated benefit obligation for the plan was $820,475,000 and $781,202,000 at December 31, 2005 and 2004, respectively.

Assumptions used in the computation of pension and postretirement benefits other than pension costs/year-end benefit obligations were as follows:

	2005	2004
Discount rate	6.00%/5.625%	6.25%/6.00%
Expected long-term rate of return on plan assets	8.25%/8.25%	8.25%/8.25%
Rate of increase in compensation levels	4.0%/4.0%	4.0%/4.0%

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Postretirement Benefits Other Than Pensions
The following table sets forth the plan's benefit obligations, fair values of plan assets and the postretirement benefit liability recognized on our balance sheets at December 31, 2005 and 2004 and net periodic postretirement benefit costs for the years ended December 31, 2005, 2004 and 2003:

In 2005, we approved changes to certain retiree medical plans. The plan changes (reflected as amendments in the table below) and the related impact are included in the accumulated postretirement benefit obligation (APBO) as of December 31, 2005. The plan changes resulted in a reduction in the APBO of $59,798,000 which will be amortized as a reduction of retiree medical expense over the average remaining service life.

($ in thousands)	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$217,380	$223,337
Service cost	1,046	1,128
Interest cost	12,055	12,698
Plan participants' contributions	3,461	4,118
Actuarial (gain)/loss	3,770	(1,706)
Amendments	(59,798)	(3,045)
Benefits paid	(16,992)	(19,150)
Benefit obligation at end of year	$160,922	$217,380

Change in plan assets
Fair value of plan assets at beginning of year	$15,126	$27,493
Actual return on plan assets	397	987
Benefits paid	(13,530)	(15,032)
Employer contribution	9,431	1,678
Fair value of plan assets at end of year	$11,424	$15,126

Accrued benefit cost
Funded status	$(149,498)	$(202,254)
Unrecognized prior service cost	(61,161)	(2,617)
Unrecognized loss	42,325	44,319
Accrued benefit cost	$(168,334)	$(160,552)

($ in thousands)	2005	2004	2003
Components of net periodic postretirement benefit cost
Service cost	$1,046	$1,128	$1,387
Interest cost on projected benefit obligation	12,055	12,698	13,606
Return on plan assets	(1,248)	(2,268)	(2,133)
Amortization of prior service cost and transition obligation	(1,255)	(204)	26
Amortization of unrecognized (gain)/loss	6,615	5,238	3,985
Net periodic postretirement benefit cost	$17,213	$16,592	$16,871

The plan’s weighted average asset allocations at December 31, 2005 and 2004 by asset category are as follows:

	2005	2004
Asset category:
Equity securities	0%	0%
Debt securities	100%	100%
Cash and other	0%	0%
Total	100%	100%

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The plan’s expected benefit payments by year are as follows:

($ in thousands)
Year	Gross Benefits	Medicare D Subsidy	Total
2006	$9,847	$676	$9,171
2007	10,375	712	9,663
2008	10,843	742	10,101
2009	11,282	770	10,512
2010	11,656	793	10,863
2011-2015	60,619	4,049	56,570
Total	$114,622	$7,742	$106,880

Our expected contribution to the plan in 2006 is $9,847,000.

For purposes of measuring year-end benefit obligations, we used, depending on medical plan coverage for different retiree groups, a 9.5% annual rate of increase in the per-capita cost of covered medical benefits, gradually decreasing to 5% in the year 2015 and remaining at that level thereafter. The effect of a 1% increase in the assumed medical cost trend rates for each future year on the aggregate of the service and interest cost components of the total postretirement benefit cost would be $1,306,000 and the effect on the accumulated postretirement benefit obligation for health benefits would be $13,397,000. The effect of a 1% decrease in the assumed medical cost trend rates for each future year on the aggregate of the service and interest cost components of the total postretirement benefit cost would be $(1,068,000) and the effect on the accumulated postretirement benefit obligation for health benefits would be $(11,480,000).

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) became law. The Act introduces a prescription drug benefit under Medicare. It includes a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare Part D benefit. The amount of the federal subsidy will be based on 28% of an individual beneficiary’s annual eligible prescription drug costs ranging between $250 and $5,000. We have determined that the Company-sponsored postretirement healthcare plans that provide prescription drug benefits are actuarially equivalent to the Medicare Prescription Drug benefit. The impact of the federal subsidy has been incorporated in the December 31, 2005 measurement date.

401(k) Savings Plans

We sponsor an employee retirement savings plan under section 401(k) of the Internal Revenue Code. The Plan covers substantially all full-time employees. Under the Plan, we provide matching and certain profit-sharing contributions. Employer contributions were $6,665,000, $7,931,000 and $9,278,000 for 2005, 2004 and 2003, respectively.

(25)	Commitments and Contingencies:

The City of Bangor, Maine, filed suit against us on November 22, 2002, in the U.S. District Court for the District of Maine (City of Bangor v. Citizens Communications Company, Civ. Action No. 02-183-B-S). The City alleged, among other things, that we are responsible for the costs of cleaning up environmental contamination alleged to have resulted from the operation of a manufactured gas plant owned by Bangor Gas Company from 1852-1948 and by us from 1948-1963. In acquiring the operation in 1948 we acquired the stock of Bangor Gas Company and merged it into the Company. The City alleged the existence of extensive contamination of the Penobscot River and asserted that money damages and other relief at issue in the lawsuit could exceed $50,000,000. The City also requested that punitive damages be assessed against us. We filed an answer denying liability to the City, and asserted a number of counterclaims against the City. In addition, we identified a number of other potentially responsible parties that may be liable for the damages alleged by the City and joined them as parties to the lawsuit. These additional parties include Honeywell Corporation, Guilford Transportation (operating as Maine Central Railroad), UGI Utilities, Inc. and Centerpoint Energy Resources Corporation. The Court dismissed all but two of the City’s claims, including its claims for joint and several liability under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and the claim against us for punitive damages. Trial was conducted in September and October 2005 for the first (liability) phase of the case, and a decision from the court is anticipated by the end of the first quarter of 2006. We intend to continue to defend ourselves vigorously against the City’s lawsuit. We have demanded that various of our insurance carriers defend and indemnify us with respect to the City’s lawsuit, and on December 26, 2002, we filed a declaratory judgment action against those insurance carriers in the Superior Court of Penobscot County, Maine, for the purpose of establishing their obligations to us with respect to the City’s lawsuit. We intend to vigorously pursue this lawsuit to obtain from our insurance carriers indemnification for any damages that may be assessed against us in the City’s lawsuit as well as to recover the costs of our defense of that lawsuit.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

On June 7, 2004, representatives of Robert A. Katz Technology Licensing, LP, contacted us regarding possible infringement of several patents held by that firm. The patents cover a wide range of operations in which telephony is supported by computers, including obtaining information from databases via telephone, interactive telephone transactions, and customer and technical support applications. We were cooperating with the patent holder to determine if we are currently using any of the processes that are protected by its patents but have not had any communication with them on this issue since mid-2004. If we determine that we are utilizing the patent holder’s intellectual property, we expect to commence negotiations on a license agreement.

On June 24, 2004, one of our subsidiaries, Frontier Subsidiary Telco Inc., received a "Notice of Indemnity Claim" from Citibank, N.A., that is related to a complaint pending against Citibank and others in the U.S. Bankruptcy Court for the Southern District of New York as part of the Global Crossing bankruptcy proceeding. Citibank bases its claim for indemnity on the provisions of a credit agreement that was entered into in October 2000 between Citibank and our subsidiary. We purchased Frontier Subsidiary Telco, Inc., in June 2001 as part of our acquisition of the Frontier telephone companies. The complaint against Citibank, for which it seeks indemnification, alleges that the seller improperly used a portion of the proceeds from the Frontier transaction to pay off the Citibank credit agreement, thereby defrauding certain debt holders of Global Crossing North America Inc. Although the credit agreement was paid off at the closing of the Frontier transaction, Citibank claims the indemnification obligation survives. Damages sought against Citibank and its co-defendants could exceed $1,000,000,000. In August 2004, we notified Citibank by letter that we believe its claims for indemnification are invalid and are not supported by applicable law. We have received no further communications from Citibank since our August 2004 letter.

We are party to other legal proceedings arising in the normal course of our business. The outcome of individual matters is not predictable. However, we believe that the ultimate resolution of all such matters, after considering insurance coverage, will not have a material adverse effect on our financial position, results of operations, or our cash flows.

For 2006, we expect our capital expenditures to increase in order to build wireless data networks and expand the capabilities of our data networks. Although we from time to time make short-term purchasing commitments to vendors with respect to these expenditures, we generally do not enter into firm, written contracts for such activities.

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

We conduct certain of our operations in leased premises and also lease certain equipment and other assets pursuant to operating leases. The lease arrangements have terms ranging from 1 to 99 years and several contain rent escalation clauses providing for increases in monthly rent at specific intervals. When rent escalation clauses exist, we record total expected rent payments on a straight-line basis over the lease term. Certain leases also have renewal options. Renewal options that are reasonably assured are included in determining the lease term. Future minimum rental commitments for all long-term noncancelable operating leases and future minimum capital lease payments for continuing operations as of December 31, 2005 are as follows:

($ in thousands)
Operating
Leases
Year ending December 31:
2006	$15,615
2007	9,458
2008	9,016
2009	8,480
2010	7,553
Thereafter	27,419
Total minimum lease payments	$77,541

Total rental expense included in our results of operations for the years ended December 31, 2005, 2004 and 2003 was $16,859,000, $17,410,000 and $21,669,000, respectively. Until March 1, 2005, we sublet certain office space in our corporate office to a charitable foundation formed by our former Chairman.

We are a party to contracts with several unrelated long distance carriers. The contracts provide fees based on traffic they carry for us subject to minimum monthly fees.

At December 31, 2005, the estimated future payments for obligations under our noncancelable long distance contracts and service agreements are as follows:

($ in thousands)
Year	Amount
2006	$28,896
2007	16,680
2008	11,017
2009	10,244
2010	1,052
thereafter	5,115
Total	$73,004

CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

We sold all of our utility businesses as of April 1, 2004. However, we have retained a potential payment obligation associated with our previous electric utility activities in the state of Vermont. The Vermont Joint Owners (VJO), a consortium of 14 Vermont utilities, including us, entered into a purchase power agreement with Hydro-Quebec in 1987. The agreement contains “step-up” provisions that state that if any VJO member defaults on its purchase obligation under the contract to purchase power from Hydro-Quebec the other VJO participants will assume responsibility for the defaulting party’s share on a pro-rata basis. Our pro-rata share of the purchase power obligation is 10%. If any member of the VJO defaults on its obligations under the Hydro-Quebec agreement, then the remaining members of the VJO, including us, may be required to pay for a substantially larger share of the VJO’s total power purchase obligation for the remainder of the agreement (which runs through 2015). Paragraph 13 of FIN 45 requires that we disclose “the maximum potential amount of future payments (undiscounted) the guarantor could be required to make under the guarantee.” Paragraph 13 also states that we must make such disclosure “… even if the likelihood of the guarantor’s having to make any payments under the guarantee is remote…” As noted above, our obligation only arises as a result of default by another VJO member, such as upon bankruptcy. Therefore, to satisfy the “maximum potential amount” disclosure requirement we must assume that all members of the VJO simultaneously default, a highly unlikely scenario given that the two members of the VJO that have the largest potential payment obligations are publicly traded with credit ratings equal to or superior to ours, and that all VJO members are regulated utility providers with regulated cost recovery. Regardless, despite the remote chance that such an event could occur, or that the State of Vermont could or would allow such an event, assuming that all the members of the VJO defaulted on January 1, 2007 and remained in default for the duration of the contract (another 9 years), we estimate that our undiscounted purchase obligation for 2007 through 2015 would be approximately $1,264,000,000. In such a scenario the Company would then own the power and could seek to recover its costs. We would do this by seeking to recover our costs from the defaulting members and/or reselling the power to other utility providers or the northeast power grid. There is an active market for the sale of power. We could potentially lose money if we were unable to sell the power at cost. We caution that we cannot predict with any degree of certainty any potential outcome.

At December 31, 2005, we have outstanding performance letters of credit as follows:

($ in thousands)

CNA	$19,404
State of New York	2,993
Total	$22,397

CNA serves as our agent with respect to general liability claims (auto, workers compensation and other insured perils of the Company). As our agent, they administer all claims and make payments for claims on our behalf. We reimburse CNA for such services upon presentation of their invoice. To serve as our agent and make payments on our behalf, CNA requires that we establish a letter of credit in their favor. CNA could potentially draw against this letter of credit if we failed to reimburse CNA in accordance with the terms of our agreement. The value of the letter of credit is reviewed annually and adjusted based on claims history.

None of the above letters of credit restrict our cash balances.